     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 25, 1997

                                                       REGISTRATION NO. 33-68712
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                        BURNHAM PACIFIC PROPERTIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  CALIFORNIA                                    33-0204162
       (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NUMBER)

                              610 WEST ASH STREET
                                   SUITE 1600
                          SAN DIEGO, CALIFORNIA 92101
                                 (619) 652-4700
                  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                  NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)

                                DANIEL B. PLATT
                              610 WEST ASH STREET
                                   SUITE 1600
                          SAN DIEGO, CALIFORNIA 92101
                                 (619) 652-4700
                    (NAME, ADDRESS, INCLUDING ZIP CODE, AND
                     AND TELEPHONE, INCLUDING AREA CODE OF
                               AGENT FOR SERVICE)

                                    COPY TO:

                             WILLIAM B. KING, P.C.
                          GOODWIN, PROCTER & HOAR LLP
                                 EXCHANGE PLACE
                                BOSTON, MA 02109
                                 (617) 570-1000

================================================================================

PROSPECTUS

                        BURNHAM PACIFIC PROPERTIES, INC.
                             SHARES OF COMMON STOCK
                                     AND/OR
                             CONVERTIBLE DEBENTURES
                            ------------------------


     Any combination of shares of common stock, without par value (the "Common Stock"), and/or Convertible Debentures, issuable in series (the "Debentures"), with a maximum aggregate offering price of $200,000,000, are being offered from time to time (the "Offering(s)") by Burnham Pacific Properties, Inc., a California corporation (the "Company"). The Company has elected to qualify as a real estate investment trust for federal income tax purposes. The Common Stock and Debentures are hereinafter collectively referred to as the "Securities." When a particular Offering of the Securities is proposed, a supplement to this Prospectus (the "Prospectus Supplement") will be delivered with this Prospectus setting forth: the type and amount of Securities offered; the purchase price and other terms of the offering; and any listing on a securities exchange; and, if Debentures are offered, the rate and time of payment of interest, the maturity or maturities, the initial price and date after which such Debentures may be converted into Common Stock, the terms for a sinking, purchase or analogous fund, if any, and the terms for redemption or early payment, if any.



     The Securities may be sold: (i) through underwriting syndicates represented by one or more managing underwriters, or by one or more underwriters without a syndicate; (ii) through agents designated from time to time; and (iii) directly to institutional investors. The names of any underwriters or agents of the Company involved in the sale of the Securities in which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in the Prospectus Supplement. The net proceeds to the Company from such sale will also be set forth in the Prospectus Supplement.



     The Company's shares of Common Stock are traded on the New York Stock Exchange under the symbol "BPP." A recent closing sale price of such shares on the New York Stock Exchange prior to the commencement of an Offering will be set forth on the cover page of the Prospectus Supplement.



     The Debentures will be unsecured general obligations of the Company issuable in one or more series and will be subordinated to all existing and future Senior Indebtedness (as defined herein) of the Company. The indenture under which the Debentures will be issued does not restrict the amount of Senior Indebtedness or other indebtedness that may be incurred by the Company. As of December 31, 1996, the Company had approximately $178,000,000 of Senior Indebtedness.


     There is currently no market for the Debentures.
                            ------------------------


     SEE "RISK FACTORS" ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES.

                            ------------------------


    No offers or sales will be made except through a Prospectus Supplement.

                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------


                 The date of this Prospectus is March 25, 1997.

                             AVAILABLE INFORMATION

     No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or any accompanying Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. Neither the delivery of this Prospectus or any accompanying Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create an implication that the information contained herein or in the accompanying Prospectus Supplement is correct as of any date subsequent to the date hereof or thereof or that there has been no change in the affairs of the Company since the date hereof or thereof. Neither this Prospectus nor any accompanying Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy Securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files periodic and current reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 500 West Madison Street (Suite
1400), Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048 and at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The Commission also maintains a Web site that contains reports, proxy statements and other information about the Company filed electronically with the Commission: http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained upon payment of a fee prescribed by the Commission, or may be examined free of charge at the principal office of the Commission in Washington, D.C.

     Statements made in this Prospectus or in the accompanying Prospectus Supplement as to the contents of any contract or other document referred to do not purport to be complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference its Annual Report on Form 10-K for the year ended December 31, 1996 and the Company's Current Report on Form 8-K dated January 31, 1997.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the Offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement, except as so modified or superseded.

     The Company will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, at the request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to Daniel B. Platt, Chief Financial Officer, Burnham Pacific Properties, Inc., 610 West Ash Street, Suite 1600, San Diego, California 92101, telephone (619) 652-4700.

                                  THE COMPANY

     The Company is a fully-integrated, self-managed real estate operating company which acquires, rehabilitates, develops and manages retail properties on the West Coast. The Company was incorporated in 1986 as the successor to a publicly-traded real estate limited partnership which was organized in 1963. The Company has elected to qualify as a real estate investment trust ("REIT") for federal income tax purposes.

     The Company is organized under the laws of the State of California. Its principal executive office is located at 610 West Ash Street, Suite 1600, San Diego, California, 92101, telephone (619) 652-4700.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                 YEAR ENDED DECEMBER 31,
                                                       -------------------------------------------
                                                       1992     1993     1994      1995       1996
                                                       ----     ----     ----     -------     ----
                                                                 (DOLLARS IN THOUSANDS)
Ratio of earnings to fixed charges...................  1.09     1.94     2.13          --     1.67
Deficiency in the coverage of fixed charges by
  earnings before fixed charges......................    --       --       --     $15,048       --

     The ratio of earnings to fixed charges equals earnings before fixed charges divided by fixed charges. For purposes of calculating the ratio of earnings to fixed charges, earnings before fixed charges consist of income from operations plus fixed charges (other than capitalized interest). Fixed charges consist of interest expense and capitalized interest.

     Exclusive of the impairments/writedowns of assets, the ratio of earnings to fixed charges for the year ended December 31, 1995, would have been 1.61.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of Securities primarily to repay indebtedness, to acquire additional retail shopping centers or other retail or entertainment facilities and to fund the development, expansion and/or improvement of new or existing retail shopping centers or other retail or entertainment centers already owned by the Company. The net proceeds from the sale of Securities may also be used for other general corporate purposes. Pending their use as described above, net proceeds from the sale of Securities may be invested in short term investments.

                                  RISK FACTORS

     In addition to the other information set forth and incorporated by reference herein, prospective investors should carefully consider the following information in evaluating the Company and its business before making an investment in the Securities offered hereby. The information contained and incorporated by reference in this Prospectus and the applicable Prospectus Supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the 1934 Act that involve a number of risks and uncertainties. A number of factors could cause results to differ materially from those anticipated by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the retail industry in general and in the Company's specific market areas, changes in prevailing interest rates and the availability of financing, inflation, economic conditions in general and in the Company's specific market areas, labor disturbances, demands placed on management by the recent substantial increase in the number of properties owned by the Company (the "Properties"), and changes in the Company's acquisition plans and certain other factors described below. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and data that may be incorrect or imprecise. Accordingly, any forward-looking statements included or incorporated by reference in this Prospectus and the applicable Prospectus Supplement do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," or "anticipates," or the negative thereof, or other variations thereon or comparable terminology, or by discussions of strategy or intentions.

DISTRIBUTIONS TO SHAREHOLDERS

     As a California corporation, the Company is subject to the California General Corporation Law (the "CGCL"). Under the CGCL, a corporation may only make a distribution to shareholders if (i) its retained earnings immediately prior to payment of the distribution are at least equal to the amount of the distribution, or (ii) generally, its total assets (determined on the basis of their depreciated historical cost in accordance with generally accepted accounting principles ("GAAP") and exclusive of certain intangible assets and certain other charges and expenses) are equal to at least 1 1/4 times its total liabilities (excluding certain deferred items) immediately after giving effect to the distribution. The CGCL also prohibits a California corporation from making any distribution to shareholders if the corporation is or, as a result thereof, would be likely to be unable to meet its liabilities as they mature. The CGCL also imposes certain further limitations on distributions on common stock if capital stock with a preference on distributions of assets upon liquidation or payment of dividends is outstanding.

     The Company has historically paid quarterly cash dividends since its incorporation in 1986. Like most REITs whose assets consist of real property, the Company's distributions have reflected the amount of cash available for distribution from Property operations or from "Funds From Operations" rather than from "retained earnings." "Funds From Operations," as currently defined by the National Association of Real Estate Investment Trusts, represents net income (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Non-cash charges for depreciation reduce net income and consequently retained earnings, but not Funds From Operations or cash available for distribution.

     The Company's quarterly distributions over the past 10 years have exceeded its GAAP net income over the period and resulted in negative "retained earnings" on the Company's balance sheet, with the result that the Company's legal ability under the CGCL to make distributions depends upon the book value of its assets exceeding 1 1/4 times its liabilities. Such "book value" is also determined in accordance with GAAP, which means that such book value cannot exceed the historic acquisition cost of the Company's Properties less charges for depreciation and certain deductions related to writedowns for impairment. As a result, the book value of Properties will typically decline over time and, in any event, does not purport to reflect the actual fair market value of the assets at the time that distributions to shareholders are made. Accordingly, there can be no assurance that the Company will continue to be able to satisfy the CGCL requirements with respect to the payment of distributions to shareholders. A failure to satisfy these provisions would require a reduction in or cessation of distributions to shareholders, which could prevent the Company from satisfying the distribution requirements under the Internal Revenue Code of 1986, as amended (the "Code") necessary to maintain its REIT status, either of which would likely have a material adverse effect on the Company and on its ability to make distributions to shareholders. See "Federal Income Tax Considerations" for a discussion of the Company's requirement to make distributions under the Code. Consequently, the Board of Directors of the Company is proposing to reincorporate the Company in Maryland. See "-- Proposed Reincorporation" and "Description of Common Stock -- Proposed Reincorporation of the Company".

GENERAL REAL ESTATE INVESTMENT RISKS

     Real property investments are subject to a variety of risks. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the Properties do not generate sufficient income to meet operating expenses, including debt service and capital expenditures, the Company's results of operations and ability to make distributions to its shareholders will be adversely affected. The performance of the economy in each of the areas in which the Company's Properties are located affects occupancy, market rental and vacancy rates and expenses, and, consequently, has an impact on the revenues from the Properties and their underlying values. The financial results of major local employers may have an impact on the revenues and value of certain of the Properties.

     Revenues from the Company's Properties may be further adversely affected by, among other things, the general economic climate, local economic conditions in which the Properties are located, such as oversupply of space or a reduction in demand for rental space, the attractiveness of the Properties to tenants, competition from other available space, the ability of the Company to provide for adequate maintenance and insurance and increased operating expenses (including real estate taxes and utilities) which may not be passed through to tenants; and the expense of periodically renovating, repairing and re-leasing space. There is also the risk that as leases on the Properties expire, tenants will enter into new leases on terms that are less favorable to the Company. Revenues and real estate values may also be adversely affected by such factors as applicable laws (e.g., the Americans With Disabilities Act of 1990 and tax laws), interest rate levels and the availability and terms of financing. In addition, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

     Most of the leases of the Company's retail Properties, as is common with many multi-tenant shopping centers, provide for tenants to reimburse the Company for a portion (frequently based upon the portion of total retail space in the Property that is occupied by the tenant) of the common area maintenance, real estate taxes, insurance and other operating expenses of the Property. To the extent that a Property has vacant rentable space, not only will the Company be deprived of the base rent that it would receive if the vacant space were occupied, but the Company itself will have to bear the unreimbursed expense applicable to such vacant space. Likewise, such expenses are generally not reduced when circumstances cause a reduction in rental revenues from the Property. If a Property is mortgaged to secure the payment of indebtedness and if the Company is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the Property or the exercise of other remedies by the mortgagee. Likewise, if a Property suffers sustained reductions in revenues, the Company may sustain a writedown of the asset value and a related charge to earnings.

INVESTMENT IN SINGLE INDUSTRY

     The Company's current strategy is to acquire interests only in retail shopping centers and related properties. As a result, the Company will be subject to risks inherent in investments in a single industry. The effects on cash available for distribution to the Company's shareholders resulting from a downturn in the retail industry might be more pronounced than if the Company's portfolio were more diversified as to property types.

     Among the risks that the Company as an owner of Properties leased primarily to retail tenants may face are the volatile nature of the retail business and changes in consumer preferences, which may result in tenant failures or changes in the physical requirements of retailers that the Company may be required to accommodate in order to retain or attract tenants. Retail chains may overexpand in the same general market area, thereby creating competition with their own stores that may be in one or more of the Company's Properties. Because many anchor tenants frequently have negotiating power to demand the exclusive or sole right to sell certain types of products in a shopping center, the existence of such rights may adversely limit the Company's ability to lease space in the center to retailers of potentially competing products. The foregoing and similar factors may affect the revenues, and resulting value, of the Company's Properties.

BANKRUPTCY AND FINANCIAL CONDITION OF TENANTS

     At any time, a tenant of the Properties may seek the protection of the bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby adversely affect the Company's results of operations and ability to make distributions to its shareholders. Although the Company has not experienced material losses from tenant bankruptcies, no assurance can be given that tenants will not file for bankruptcy protection in the future, or if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in the failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, the Company's results of operations and ability to make distributions to its shareholders may be adversely affected.

GEOGRAPHIC CONCENTRATION

     The Company's Properties are all located within the State of California, and within such state primarily in the San Diego County, greater Los Angeles and San Francisco Bay areas. This concentration of Properties subjects the Company to the strengths or weaknesses of the California economy and the aforementioned local economies in a number of ways. The performance of the economy in each locality affects occupancy, market rental rates and expenses and, consequently, has an impact on the revenues from the Company's Properties and their underlying values. The financial results of major local employers may have an impact on the revenues and value of certain of the Properties. A downturn in the economy of California in general or of any of these local economies could adversely affect the Company's results of operations and ability to make distributions to its shareholders. In that regard, certain areas of California (particularly the greater Los Angeles area) have in the past been adversely affected by reductions in defense spending, and certain other areas of California (particularly the San Francisco Bay area) may be substantially influenced by conditions in the high technology industries. Additionally, certain areas in California have been and remain subject to various natural disasters, including earthquakes and floods. See "-- Insurance Coverage Limitations."

COMPETITION

     Numerous retail properties compete with the Company's Properties in attracting tenants to lease space. Some of these competing properties are newer and better located or designed and may offer lower expenses or be better capitalized than the Company's Properties. The number of competitive commercial properties in a particular area could have a material adverse effect on the Company's ability to lease space in its Properties or at newly developed or acquired properties and on the rents charged.

     Additionally, the Company may be competing for investment opportunities with entities which have substantially greater financial resources than the Company. These entities may generally be able to accept more risk than the Company can prudently manage. Competition may generally reduce the number of suitable investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell.

ACQUISITION AND DEVELOPMENT ACTIVITIES

     The Company intends to acquire existing retail commercial properties to the extent that they can be acquired on acceptable terms and meet the Company's investment criteria, including the availability of suitable financing. Acquisitions of retail commercial properties entail general investment risks associated with any real estate investment, including the risk that investments will fail to perform as expected or that estimates of the cost of improvements to bring an acquired property up to standards established for the intended market position may prove inaccurate.

     The Company is pursuing certain commercial property development projects and expects to develop other projects. As a general matter, property development projects typically carry a higher, and sometimes substantially higher, level of risk than the acquisition of existing properties. For example, development projects generally require various governmental and other approvals, the receipt of which cannot be assured. Approvals frequently require undertakings for public infrastructure improvements or other activities to mitigate the effects of the proposed development, whose costs also cannot be assured. The Company's development activities will entail a variety of other risks, including the risk that funds will be expended and management time will be devoted to projects which may not come to fruition; the risk that a project will not be developed by the scheduled completion date; the risk that construction costs of a project may exceed original estimates, possibly making the project economically unfavorable to operate or requiring a writedown of the carrying amount of the project; the risk that occupancy rates and rents at a completed project will be less than anticipated; and the risk that expenses at a completed development will be higher than anticipated. These risks may adversely affect the Company's results of operations and ability to make distributions to its shareholders.

     The integration of the aforementioned acquisition and development properties into the systems and procedures of the Company presents a management challenge, and the failure to integrate such properties into the Company's operating structures could have a material adverse effect on the Company's results of operations and ability to make distributions to its shareholders.

CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

     The Company has elected to qualify as a REIT under the Code. Although the Company believes that it has operated in a manner which satisfies the REIT qualification requirements since 1987, no assurance can be given that the Company's qualification as a REIT will not be challenged by the Internal Revenue Service for taxable years still subject to audit or that the Company will continue to qualify as a REIT in future years. A REIT generally is not taxed on distributed income so long as it distributes to its shareholders at least 95% of its real estate investment trust taxable income. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual or quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and involves the determination of various factual matters and circumstances not entirely within the Company's control. If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders in computing taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. Unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the funds available for distribution to the Company's shareholders would be reduced for each of the years involved. Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Company to fail to qualify as a REIT or may cause the Company's Board of Directors to revoke the REIT election. See "Federal Income Tax Considerations."

PROPOSED REINCORPORATION

     The Board of Directors of the Company has unanimously approved a proposal to change the Company's state of incorporation from California to Maryland (the "Reincorporation"). The primary purpose of the proposed change in domicile is to avoid the applicability of the aforementioned provisions under the CGCL which restrict the Company's ability to make distributions to its shareholders and could potentially prevent the Company from making distributions in an amount necessary to qualify as a REIT under the Code. See "-- Distributions to Shareholders." The proposed Reincorporation is subject to approval by shareholders at the 1997 Annual Meeting, the Proxy Statement for which will describe the reasons for and certain consequences of the proposed Reincorporation including certain differences between California and Maryland corporation law and certain differences between the rights of shareholders of the Company and the rights of stockholders of the successor Maryland corporation. If the Reincorporation is consummated, matters relating to shareholders' rights, corporate governance and similar matters generally will be governed by Maryland law rather than California law, and no assurance can be given that Maryland law with respect to those matters will not be less favorable to shareholders than California law. See "Description of Common
Stock -- Proposed Reincorporation of the Company."

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the efforts of its executive officers, J. David Martin, President and Chief Executive Officer of the Company, and Daniel B. Platt, Executive Vice President, Chief Financial Officer and Chief Administrative Officer of the Company, and the loss of their services could have an adverse affect on the operations of the Company. Mr. Martin has entered into an employment agreement with the Company.

CONFLICTS OF INTEREST

     The Company currently has various development projects which it acquired from its President and Chief Executive Officer, J. David Martin, concurrently with Mr. Martin's appointment as President and Chief Executive Officer in 1995. While the Company has adopted procedures for decision-making with respect to such projects (including Mr. Martin's absence from Board of Directors meeting discussions involving such projects), nevertheless the arrangement could result in conflicts of interest in one or more of the projects.

ENVIRONMENTAL MATTERS

     Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of such hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injuries associated with asbestos-containing materials. The Company may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and costs related to injuries to persons and property, resulting from the environmental condition of its Properties, regardless of whether the Company itself actually contributed to such condition.

RISKS OF LEVERAGE

     Neither the Amended and Restated Bylaws of the Company (the "Bylaws") nor the articles of incorporation of the Company, as amended (the "Articles of Incorporation"), limit the amount of indebtedness the Company may incur. Although financial covenants contained in the Company's line of credit facility (the "Credit Facility") limit the amount of additional indebtedness the Company may incur, those covenants currently would permit the Company to incur substantial additional indebtedness. Currently, the maximum committed amount available under the Company's Credit Facility is $135 million. The Company has utilized the Credit Facility to finance certain recent acquisitions and may use the Credit Facility to fund the acquisition of additional properties and for other general corporate purposes. A portion of the Credit Facility is currently secured by certain Properties owned by the Company and the Credit Facility requires that the Company comply with a number of financial covenants. The Company is also obligated by other indebtedness secured by individual Properties. There can be no assurances that the Company will be able to meet its debt service obligations or to comply with the financial covenants in its debt instruments and, to the extent that it cannot, the lenders typically would be entitled to demand immediate repayment of the related indebtedness and to commence foreclosure proceedings against the property securing such indebtedness, thereby subjecting the Company to the risk of loss of some or all of its assets, including certain of its Properties. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if the Company is in need of capital to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in Properties at unfavorable prices. The Company will be subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk of increases in interest rates on indebtedness (such as borrowings under the Credit Facility) which bears interest at floating rates, the risk that existing indebtedness cannot be refinanced or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. The Company's mortgage indebtedness (other than indebtedness under the Credit Facility) is generally nonrecourse to the Company. However, even with respect to nonrecourse mortgage indebtedness, the lenders may have the right to recover deficiencies from the Company in certain circumstances, including fraud, misapplication of funds and environmental liabilities.

INVESTMENTS IN JOINT VENTURES

     In February 1997, the Company conveyed to an institutional investor, California Urban Investment Partners ("CUIP"), a 75% interest in one of its Properties, Margarita Plaza. This was accomplished by contributing the Property to a limited liability company in which the Company has a 25% managing member interest and CUIP has a 75% managing member interest. As part of the transaction, CUIP reimbursed the Company for 75% of its acquisition cost of the Property. The Company has agreed to convey a 75% interest in another one of its Properties, Ladera Center, in a similar manner.

     The Company may in the future acquire interests in limited and general partnerships, limited liability companies, joint ventures and other enterprises (collectively, "Joint Ventures") formed to own or develop real property or interests in real property. The Company may acquire minority interests in certain such Joint Ventures and also may acquire interests as a passive investor without rights to actively participate in management of the Joint Ventures. Investments in Joint Ventures involve additional risks, including the possibility that the other participants may become bankrupt or have economic or other business interests or goals which are inconsistent with those of the Company, that the Company will not have the right or power to direct the management and policies of the Joint Ventures and that such other participants may take action contrary to the instructions or requests of the Company and its policies and objectives or which could jeopardize the Company's ability to maintain its qualification as a REIT. Such investments may also have the potential risk of impasse on decisions, such as a sale, because neither the Company nor any of the other participants have full control over the Joint Ventures. The Company will, however, seek to maintain sufficient control of such Joint Ventures to permit the Company's business objectives to be achieved and its status as a REIT preserved, although there can be no assurance that it will be successful in doing so, which could have a material adverse effect on the Company and its ability to make distributions to shareholders. There is no limitation under the Company's organizational documents as to the amount of available funds that may be invested in Joint Ventures.

INSURANCE COVERAGE LIMITATIONS

     The Company carries comprehensive general liability coverage and umbrella liability coverage on all of its Properties with limits of liability which the Company deems adequate (subject to deductibles) to insure against liability claims and provide for the cost of defense. Similarly, the Company is insured against the risk of direct physical damage in amounts the Company estimates to be adequate (subject to deductibles) to reimburse the Company on a replacement cost basis for costs incurred to repair or rebuild each Property, including loss of rental income during the reconstruction period. There are, however, certain types of extraordinary losses which may be either uninsurable, or not economically insurable. Should any uninsured loss occur, the Company could lose its investment in, and anticipated revenues from, a Property, which could have a material adverse effect on the Company and its ability to make distributions to shareholders. Currently the Company also insures certain of its Properties for loss caused by earthquake in the aggregate amount of $23 million (subject to deductibles) and one of its Properties for loss caused by flood. Because of the high cost of this type of insurance coverage and the wide fluctuations in price and availability, the Company has made the determination that the risk of loss due to earthquake and flood does not justify the cost to increase this coverage any further under current market conditions. However, there can be no assurance that the occurrence of an earthquake, flood or other natural disaster will not adversely affect the Company.

AUTHORITY TO ISSUE PREFERRED STOCK

     The Company's articles of incorporation authorize the Board of Directors to issue up to 5,000,000 shares of Preference Stock ("Preferred Stock") and to establish the preferences and rights of any such shares issued. See "Description of Common Stock." The issuance of Preferred Stock would likely result in the holders of the Preferred Stock being entitled to priority in distributions, thereby potentially reducing cash available for distribution to holders of Common Stock, and upon the liquidation of the Company. In addition, the issuance of Preferred Stock could involve the creation of voting rights for the holders of Preferred Stock that might result in their voting as a class with the holders of Common Stock or as a separate class on certain matters, including the election of one or more Directors of the Company. As a result, the Board of Directors could, without shareholder action, authorize the issuance of one or more series of Preferred Stock with voting, distribution, liquidation and other rights that could adversely affect holders of Common Stock. No shares of Preferred Stock are currently issued or outstanding.

EFFECT OF VARIOUS MARKET FACTORS ON PRICE OF COMMON STOCK

     A variety of factors may influence the price of the Company's Common Stock in public trading markets. The Company believes that investors generally perceive REITs as yield-driven investments and compare the annual yield from distributions by REITs with yields on various other types of financial instruments. Thus an increase in market interest rates generally could adversely affect the market price of the Company's Common Stock. Similarly, to the extent that the investing public has a negative perception of companies in the retail business or REITs that own and operate retail shopping centers and other properties catering to retail tenants, the value of the Company's Common Stock may be negatively impacted in comparison to shares of other REITs owning other types of properties and catering to different types of tenants.

     The market price for the Common Stock may be affected by factors such as the announcement of new acquisitions or development projects by the Company or its competitors, quarterly variations in the Company's operating results or the operating results of the Company's competitors, changes in earnings (losses) or other estimates by analysts or reported results that vary from such estimates. In addition, the stock market may experience significant price fluctuations which could affect the market price of the Company's Common Stock which may be unrelated to the operating performance of the Company. Following periods of volatility in the market price of the Company's Common Stock, securities class action litigation could be initiated against the Company which could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company and its ability to make distributions to shareholders.

                          DESCRIPTION OF COMMON STOCK

GENERAL

     The Company is authorized to issue 40,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, each without stated par value. The shareholders are authorized to vote on all matters entitled to be voted upon by shareholders as provided in the CGCL. At each election of Directors, each holder of Common Stock is entitled to vote the number of shares of Common Stock held by the shareholder for as many persons as there are Directors to be elected by vote of the holders of Common Stock, or to cumulate the shareholder's votes by giving one candidate as many votes as equal the number of shares of Common Stock held by the shareholder multiplied by the number of Directors to be elected by such holders, or by distributing such votes on the same principle among any number of such candidates. In the event that the Company's proposed Reincorporation is consummated, shareholders will thereafter not be permitted to cumulate votes in the election of directors or otherwise. In addition, the proposed Reincorporation would also result in an increase in the authorized shares of stock of the successor Maryland Corporation (as defined below). See "-- Proposed Reincorporation of the Company."

     Subject to any prior rights of any Preferred Stock, each outstanding share of Common Stock has equal dividend and liquidation rights with every other outstanding share of Common Stock. Shares of Common Stock are non-assessable and have no preference, conversion, exchange or preemptive rights.

     The following description of certain provisions of the Articles of Incorporation and Bylaws and of certain provisions of the CGCL and the MGCL (as defined below) does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Articles of Incorporation and Bylaws and of the CGCL and MGCL.

REDEMPTION AND RESTRICTION ON TRANSFER OF SHARES

     Under the provisions of the Code, one of the requirements for qualification as a REIT is that at no time during the second half of any taxable year may five or fewer individuals own, directly or indirectly, more than 50% in value of the outstanding shares of stock of the REIT.

     In order that the Company may meet this requirement at all times, its Bylaws provide that no person shall at any time directly or indirectly acquire ownership of more than 9.8% of the outstanding shares of the Company's Common Stock. Common Stock owned by persons in excess of that amount are deemed "Excess Shares." For purposes of determining indirect ownership, the constructive ownership provisions applicable under Section 544(a) of the Code apply. These provisions attribute ownership of stock owned by a corporation, partnership, estate or trust proportionately to its shareholders, partners or beneficiaries, attribute ownership of stock owned by family members to other members of the same family, treat stock for which a person has an option as actually owned by that person, and set forth rules as to when stock constructively owned by a person is considered to be actually owned by such person. Accordingly, shares of Common Stock owned by a person who actually owns less than 9.8% of those outstanding may nevertheless be Excess Shares where one or more of the foregoing relationships exists.

     The Bylaws provide that the Company may redeem any shares that are Excess Shares because of the decrease in outstanding shares resulting from such redemption. From and after the date of giving notice of redemption (the "notice date"), the shares called for redemption shall cease to be outstanding and the holder shall not be entitled to dividends, voting rights or other benefits except the right to payment by the Company of the redemption price. Subject to the limitation described in the next sentence, the redemption price will be the average closing sales price as reported by a national securities exchange or on the NASDAQ National Market System, as applicable, during the 30-day period ending on the business day prior to the notice date or, if such shares are not listed or reported on any such exchange or system, the mean between the average per share closing bid and asked prices during such 30-day period or, if there have been no sales on such an exchange or system and no published bid or asked quotations, the price determined by the Directors in good faith. The Bylaws further provide that unless the Directors determine that it is in the interest of the Company to make earlier payment, the redemption price shall be payable only upon liquidation of the Company and shall not exceed the amount which is the sum of the per-share distributions designated as (i) liquidating distributions, and (ii) return of capital distributions declared with respect to unredeemed shares subsequent to the notice date (i.e., the amount per share that a shareholder whose shares are not redeemed would receive upon liquidation of the Company) and no interest shall accrue with respect to the periods subsequent to the notice date to the date of such payment. However, if the person from whom the Excess Shares were redeemed sells a like number of shares within 30 days of the redemption date, the Company shall rescind the redemption of the Excess Shares unless counsel to the Company is of the opinion that such rescission would jeopardize the Company's tax status as a REIT. In that event, in lieu of rescission, the Company shall make immediate payment for the shares.

     The Bylaws authorize the Company to refuse to effect the transfer of any shares of Common Stock which would jeopardize the qualification of the Company as a REIT, and also provide that any purported acquisition of shares of Common Stock that would result in the disqualification of the Company as a REIT shall be null and void.

     The Bylaws provide that the foregoing provision shall not apply to the acquisition of shares of Common Stock pursuant to a cash tender offer made for all outstanding shares of Common Stock of the Company if two-thirds of the outstanding shares not owned by the tender offeror and its affiliates and associates are tendered and accepted pursuant to the offer. Such provisions also do not apply to the acquisition of shares of Common Stock by an underwriter in a public offering or to any transaction involving the issuance of shares by the Company when its Board of Directors determines that its qualification as a REIT would not be jeopardized.

     The Bylaws also grant the Board of Directors the authority to cause the Company, from time to time, to repurchase its shares of Common Stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the shares of Common Stock is First Chicago Trust Company of New York.

PREFERRED STOCK

     The Board of Directors of the Company has authority, without shareholder approval, to issue up to 5,000,000 shares of Preferred Stock, which may be issued in one or more series with such rights, preferences, privileges and restrictions as are designated and established by the Board. No shares of Preferred Stock are currently outstanding and the Board of Directors has not established any series of Preferred Stock.

PROPOSED REINCORPORATION OF THE COMPANY

  General

     The Board of Directors has unanimously approved a proposal to change the Company's state of incorporation from California to Maryland. The Reincorporation will require the affirmative vote of holders of a majority of the outstanding shares of Common Stock. The Company intends to submit the proposed Reincorporation to a vote of its shareholders at its 1997 Annual Meeting of Shareholders.

     The primary purpose of the Reincorporation is to avoid the applicability of certain provisions under the CGCL which restrict the Company's ability to make distributions to its shareholders and could potentially prevent the Company from making distributions in an amount necessary to qualify as a REIT under the Code. See "Risk Factors -- Distributions to Shareholders," and "-- Proposed Reincorporation of the Company -- Comparison of Rights of Shareholders of the Company and Stockholders of the Maryland Corporation."

     In determining that the Reincorporation is in the best interests of the Company's shareholders, the Board of Directors also considered the fact that Maryland is the state of incorporation for many corporations that qualify as REITs. As such, the Company believes that Maryland law offers more certainty as to the rights and obligations of the Company, and its directors, officers and shareholders and, as a result of the Reincorporation, the Company expects greater predictability with respect to these matters.

     In the event that the Reincorporation is not approved, the Company will continue to operate as a California corporation and will continue to be subject to California's restrictions on distributions to shareholders.

  Merger of the Company into a Newly Formed Maryland Subsidiary

     The proposed Reincorporation will be accomplished by merging the Company into a newly formed Maryland subsidiary of the Company (the "Maryland Corporation"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), a copy of which will be attached as an appendix to the Proxy Statement for the 1997 Annual Meeting of Shareholders (the "Proxy Statement"). The Maryland Corporation will be incorporated in Maryland specifically for the purpose of implementing the Reincorporation and will conduct no business and have no material assets or liabilities prior to the Reincorporation. After completion of the merger, the Company will cease to exist under California law and the Maryland Corporation will continue to operate the business of the Company under the name Burnham Pacific Properties, Inc. The authorized capital of the Maryland Corporation will consist of 75,000,000 shares of common stock, 5,000,000 shares of preferred stock and 20,000,000 shares of Excess Stock (defined below), each with a par value of $.01 per share. Under the Merger Agreement, each outstanding share of the Company's Common Stock will be automatically converted into one share of the Maryland Corporation's common stock (the "Maryland Common Stock") at the effective time of the merger. The Reincorporation will not result in any change in the Company's management, business, assets or liabilities and will not result in any relocation of management or other employees. The Reincorporation will not result in recognition of any gain or loss to the Company or any of the shareholders for federal income tax purposes. Shareholders of the Company will have no dissenters' rights of appraisal with respect to the Reincorporation proposal.

     As discussed below, the rights of holders of Maryland Common Stock will differ in certain respects from the rights of holders of the Company's Common Stock, including the fact that holders of the Maryland Common Stock will not be entitled to cumulative voting rights in the election of directors. See "-- Proposed Reincorporation of the Company -- Comparison of Rights of Shareholders of the Company and Stockholders of the Maryland Corporation". The Maryland Common Stock will continue to be listed, without interruption, on the New York Stock Exchange (the "NYSE") under the same symbol "BPP" as the Company's Common Stock prior to the merger.

  Comparison of Rights of Shareholders of the Company and Stockholders of the Maryland Corporation

     The Company is organized as a corporation under the laws of the State of California and the Maryland Corporation will be organized as a corporation under the laws of the State of Maryland. As a California corporation, the Company is subject to the CGCL, a general corporation statute dealing with a wide variety of matters, including election, tenure, duties and liabilities of directors and officers; dividends and other distributions; rights of shareholders; and extraordinary actions, such as amendments to the articles of incorporation, mergers, sales of all or substantially all of the Company's assets and dissolution. The Company also is governed by its Articles of Incorporation (the "California Articles"), and its Bylaws (the "California Bylaws"), which have been adopted pursuant to the CGCL. As a Maryland corporation, the Maryland Corporation will be governed by the Maryland General Corporation Law ("MGCL"), a general corporation statute covering substantially the same matters as are covered by the CGCL, and by the Articles of Incorporation and Bylaws of the Maryland Corporation (the "Maryland Articles" and "Maryland Bylaws", respectively). A number of differences between the CGCL and the MGCL and among these various documents are summarized below. The CGCL refers to "shareholders" and the MGCL refers to "stockholders." The use of either term refers to the holders of capital stock of the Company or the Maryland Corporation as the case may be.

     The discussion of the comparative rights of the shareholders of the Company and the stockholders of the Maryland Corporation set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the CGCL and the MGCL and also to the California Articles, California Bylaws, Maryland Articles and Maryland Bylaws, copies of which are available from the Company as described under "Available Information".

     Dividends and Other Distributions. Under the CGCL, the Company may only make a distribution to shareholders if (i) its retained earnings immediately prior to payment of the distribution are at least equal to the amount of the distribution, or (ii) generally, its total assets (determined on the basis of their depreciated historical cost in accordance with GAAP and exclusive of certain intangible assets and certain other charges and expenses) are equal to at least 1 1/4 times its total liabilities (excluding certain deferred items) immediately after giving effect to the distribution. The CGCL also prohibits a California corporation from making any distribution to shareholders if the corporation is or, as a result thereof, would be likely to be unable to meet its liabilities as they mature. The CGCL also imposes certain further limitations on distributions on common stock if capital stock with a preference on distributions of assets upon liquidation is outstanding. The MGCL allows the payment of dividends and other distributions unless after giving effect to the distribution, (i) the corporation would not be able to pay its indebtedness as it becomes due in the ordinary course of business or (ii) the corporation's total assets would be less than the sum of the corporation's liabilities plus, unless the charter provides otherwise (which the Maryland Articles do not), the amount that would be needed upon dissolution to satisfy the preferential rights of those stockholders whose preferential rights upon dissolution are superior to those receiving the distribution. The MGCL provision regarding distributions is therefore more favorable to the Company in the context of its continuing ability to make distributions to its stockholders, including distributions required to retain its qualification as a REIT.

     Shareholder Voting Rights. California law provides for cumulative voting in the election of directors (which permits holders of less than a majority of the voting securities of a corporation to cumulate their votes and elect a director or directors in certain situations) but permits the elimination thereof in the case of a listed corporation (which is defined as a corporation that has shares listed on the NYSE or other national securities exchanges). The California Bylaws specifically provide for cumulative voting. Under the MGCL, cumulative voting is not available unless so provided in the corporation's articles of incorporation. The Maryland Articles do not provide for cumulative voting. As a result, holders of a majority of the shares of Maryland Common Stock will generally be entitled to elect all of the directors of the Maryland Corporation.

     With certain exceptions, the CGCL requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by the holders of a majority of each class of shares outstanding. In contrast, the MGCL requires, with certain exceptions, that the holders of two-thirds of all shares entitled to vote on the matter must approve mergers, consolidations, share exchanges and transfers of assets unless the charter provides for a different number not less than a majority; the Maryland Articles provide that such matters may be approved by the holders of a majority of shares entitled to vote on the matter.

     Under the CGCL, the articles of incorporation and bylaws of California corporations may include supermajority voting provisions. These provisions, however, must be renewed every two years and may not require a vote in excess of 66 2/3% of the outstanding shares. In contrast, under the MGCL, the articles of incorporation of a Maryland corporation may include supermajority voting provisions without restrictions. The Maryland Articles currently do not contain any supermajority voting provisions.

     Limitation of Liability. Pursuant to the CGCL and the California Articles, the liability of directors of the Company to the Company or to any shareholder of the Company for money damages for breach of fiduciary duty has been eliminated, except (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of the law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) for violations of the CGCL requirements governing Company contracts in which the director has a material interest, or (vii) for corporate actions for which the director and the Company are jointly and severally liable. In general, the liability of officers may not be eliminated or limited under California law.

     Pursuant to the MGCL and the Maryland Articles, the liability of directors and officers to the Maryland Corporation or to any stockholder of the Maryland Corporation for money damages will be eliminated, except for (i) actual receipt of an improper personal benefit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Maryland law therefore permits the limitation of directors' and officers' liability in a broader range of circumstances than does California law. As a result, the directors and officers of the Maryland Corporation may not be liable for certain actions for which they might have otherwise been liable under California law.

     Indemnification of Directors and Officers. The Bylaws of both the Company and the Maryland Corporation require the Company and the Maryland Corporation to indemnify, and advance expenses to, their respective present and former directors, officers and employees to the maximum extent permitted by the CGCL or the MGCL, as applicable.

     The CGCL contains provisions authorizing corporations to indemnify an officer or director if such officer or director acted in good faith and in a manner that such officer or director reasonably believed to be in the best interest of the corporation. The CGCL also permits the corporation to advance expenses to a director or officer, provided that the corporation receives an undertaking, usually in the form of a bond, by or on behalf of such director or officer to repay any amounts advanced if it is determined ultimately that the director or officer is not entitled to be indemnified under the CGCL. Under the CGCL, the termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person failed to meet the standard of conduct necessary to allow indemnification.

     In addition, the CGCL permits indemnification in derivative actions except that (i) indemnification may only be made with court approval when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders and (ii) indemnification of amounts paid to settle and/or expenses incurred to defend a threatened or pending action shall not be made when such threatened or pending action is settled or otherwise disposed of without court approval. No indemnification is permitted under the CGCL for the actions for which liability for money damages may not be limited, as described above under "-- Proposed Reincorporation of the Company -- Limitation of Liability."

     The MGCL permits indemnification for amounts paid in settlement of a proceeding by or in the right of a corporation; however, indemnification is prohibited if the person seeking indemnification has been found liable to the corporation in a proceeding brought by or in the right of the corporation, unless otherwise ordered by a court and then only for expenses. In contrast to California law, under Maryland law a termination of a proceeding by conviction or upon a plea of nolo contendere or its equivalent creates a rebuttable presumption that such person did not meet the requisite standard of conduct to allow indemnification.

     Removal of Directors. Under the CGCL and the California Bylaws, any or all directors may be removed with or without cause if the removal is approved by a majority of the outstanding shares entitled to vote, except that no director may be removed (unless the entire board is removed) when the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the most recent election were then being elected. The CGCL also provides that the superior court of the proper county may, at the request of shareholders holding at least 10% of the number of outstanding shares of any class, remove from office any director in case of fraudulent or dishonest acts or gross abuse of authority or discretion with reference to the corporation and may bar from reelection any director so removed for a period prescribed by the court.

     The MGCL provides that the stockholders of a corporation may remove any director, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors, unless the charter of the corporation provides otherwise. The MGCL further states that if the stockholders of any class or series are entitled separately to elect one or more directors, a director elected by a class or series may not be removed without cause except by the affirmative vote of a majority of all of the votes of that class or series, unless the charter of the corporation provides otherwise. The Maryland Articles provide that directors may be removed only for cause following a hearing. In contrast to California law, the MGCL does not provide for the removal of directors by a court upon petition of shareholders.

     Special Meetings of Shareholders. The CGCL and the California Bylaws provide that a special meeting of shareholders may be called by the Board of Directors, the Chairman of the Board, the President, or by the holders of shares entitled to cast not less than 10% of the votes at the meeting. Under the MGCL and the Maryland Bylaws, a special meeting of stockholders may be called by the Chairman of the Board, the President or a majority of the Board of Directors and shall be called by the Secretary of the Maryland Corporation at the request in writing of shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting. The MGCL and the Maryland Bylaws also provide, however, that unless requested by stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any special meeting of the stockholders held during the preceding 12 months. Thus, the stockholders' right to call a special meeting under Maryland law is more limited than under California law.

     Inspection of Books and Records. Under the CGCL, upon written demand for any purpose reasonably related to the shareholder's interest as a shareholder, any shareholder of the Company may inspect and copy the record of shareholders and inspect any other corporate books and records. A shareholder or shareholders
(i) who hold at least 5% of the outstanding voting shares of the corporation or
(ii) who hold at least 1% of those voting shares and have filed a Schedule 14A with the Securities and Exchange Commission shall have an absolute right to inspect and copy the record of shareholders. These rights apply both to any California corporation and any foreign corporation that keeps such records in California or has its principal executive office in California. Thus, the inspection rights provided by the CGCL will be applicable to the Maryland Corporation after the Reincorporation.

     The MGCL provides a right to inspect and copy the corporation's books of account and stock ledger to individuals who have been stockholders for more than six months and own at least 5% of any class of a Maryland corporation's outstanding shares. In addition, any stockholder of a Maryland corporation has the right to inspect certain corporate records and to request that the corporation provide a sworn statement showing all stock and securities issued and all consideration received by the corporation within the preceding 12 months.

     Amendments to Bylaws and Articles. Under the CGCL, a corporation's bylaws may be adopted, amended or repealed by approval of the shareholders or by the board of directors; however, the shareholders may never be divested of the power to adopt, amend or repeal the bylaws. In addition, the CGCL provides that a bylaw changing a fixed number of directors or the maximum or minimum number of directors may only be adopted by the holders of a majority of the shares entitled to vote. The California Bylaws provide that no amendment thereto may be made unless approved by the vote of the holders of a majority of the voting securities outstanding.

     Under the MGCL, the power to adopt, alter and repeal the bylaws is vested in the stockholders except to the extent that the charter or bylaws vest such power in the board of directors. The Maryland Articles and the Maryland Bylaws provide that the Maryland Board of Directors shall have the power to adopt, amend or repeal the Maryland Bylaws, provided that any such action may only be taken by the affirmative vote of no less than two-thirds of all directors at the time. Alternatively, the Maryland Articles and the Maryland Bylaws provide that the Maryland Bylaws may be adopted, amended or repealed by the affirmative vote of a majority of the Maryland Board of Directors and of all the votes cast by holders of shares of stock entitled to vote generally in the election of directors.

     Under California law, the articles of incorporation may be amended only if such amendment is approved by the board of directors and by the holders of a majority of the outstanding shares of stock entitled to vote on the matter. Under Maryland law, an amendment to the charter of a corporation must be approved by the board of directors and the holders of two-thirds of the shares entitled to vote on such matter unless such articles provide for a different vote not less than a majority of such shares so entitled to vote; the Maryland Articles provide that they may be amended by the holders of a majority of the shares entitled to vote on such matter.

     Limit on Share Ownership; "Excess Stock." Both the California Bylaws and the Maryland Articles contain provisions limiting the ownership of shares which are intended to ensure that the Company and the Maryland Corporation meet the requirements of the Code for qualification as a REIT. Among other things, these provisions are intended to meet the requirement of the Code that, at no time during the second half of any taxable year, may five or fewer individuals (defined in the Code to include certain entities) own more than 50% in value of the outstanding capital stock. The limitations currently applicable to the Company are described above under "-- Redemption and Restriction on Transfer of Shares."

     The Maryland Articles limit any holder from owning, or being deemed to own after applying the constructive ownership provisions of the Code described above, shares of stock of the Maryland Corporation having a value that is more than 9.8% (the "Ownership Limit") of the value of all outstanding stock of the Maryland Corporation. Under the Maryland Articles, any transfer of stock or any security convertible into stock that would create direct or indirect ownership of stock in excess of the Ownership Limit (a "prohibited transfer") shall be null and void, and the intended transferee will acquire no rights to the stock. Shares of stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be exchanged for shares of the Maryland Corporation's Excess Stock (the "Excess Stock") that will be transferred, by operation of law, to an unaffiliated trustee to be named by the Board of Directors of the Maryland Corporation for the exclusive benefit (except to the extent described below) of one or more charitable beneficiaries designated from time to time by the Maryland Corporation. The Excess Stock held in trust will be considered as issued and outstanding shares of stock of the Maryland Corporation, will be entitled to receive distributions authorized and declared by the Maryland Corporation and may be voted by the trustee for the exclusive benefit of the charitable beneficiary. Any dividend or distribution paid to a purported transferee of Excess Stock prior to the discovery by the Maryland Corporation that stock has been transferred in a prohibited transfer shall be repaid to the Maryland Corporation upon demand and thereupon paid over by the Maryland Corporation to the trustee. Subject to applicable law, any votes of holders of shares of stock purported to have been cast by a purported transferee prior to such discovery of a prohibited transfer will be retroactively deemed not to have been cast and may be recast by the trustee for the benefit of the charitable beneficiary, but said retroactive nullification or recant of the vote of the relevant shares of stock shall not adversely affect the rights of any person (other than the purported transferee) who has relied in good faith upon the effectiveness of the matter that was the subject of the stockholder action as to which such votes were cast.

     Excess Stock is not transferable. Subject to the redemption rights of the Maryland Corporation, discussed below, the trustee of the trust may, however, sell and transfer the interest in the trust to a transferee in whose hands the interest in the trust representing Excess Stock would not be an interest in Excess Stock, and upon such sale the shares of Excess Stock represented by the sold interest shall be automatically exchanged for shares of stock of the class that was originally exchanged into such Excess Stock. Upon such sale, the trustee shall distribute to the purported transferee only so much of the sales proceeds as is not more than the price paid by the purported transferee in the prohibited transfer that resulted in the exchange of Excess Stock for the stock purported to have been transferred (or, if the purported transferee received such stock by gift, devise or otherwise without giving value for such stock, only an amount that does not exceed the market price for such stock, as determined in the manner set forth in the Maryland Articles, at the time of the prohibited transfer), and the trustee shall distribute all remaining proceeds from such sale to the charitable beneficiary.

     In addition to the foregoing transfer restrictions, the Maryland Corporation will have the right, for a period of 90 days during the time any Excess Stock is held by the trustee, to purchase all or any portion of the Excess Stock from the trustee for the lesser of the price paid for the stock by the original purported transferee (or, if the purported transferee received such stock by gift, devise or otherwise without giving value for such stock, the market price of the stock as determined in the manner set forth in the Maryland Articles at the time of such prohibited transfer) or the market price (as so determined) of the stock on the date the Maryland Corporation exercises its right to purchase. Upon any such purchase by the Maryland Corporation, the trustee shall distribute the purchase price to the original purported transferee. The 90-day period begins on the date on which the Maryland Corporation receives written notice of the prohibited transfer or other event resulting in the exchange of stock for Excess Stock.

     Both the California Bylaws and the Maryland Articles authorize the Board of Directors to permit a transfer which would otherwise be prohibited if the Board is satisfied that such transfer will not jeopardize the Company's or the Maryland Corporation's status as a REIT. Both also provide that the provisions relating to Excess Shares or the Ownership Limit shall not apply to shares of capital stock acquired pursuant to an all-cash tender offer for all outstanding shares of capital stock in conformity with applicable laws where not less than two-thirds of the outstanding shares of capital stock (not including securities held by the tender offeror and/or its affiliates and associates) are tendered and accepted pursuant to such tender offer and, in the case of the Maryland Corporation, where the tender offeror commits in such tender offer, if the offer is accepted by the holders of two-thirds of the outstanding stock, promptly after the tender offeror's purchase of the tendered stock to give any non-tendering stockholders a reasonable opportunity to "put" their shares of stock to the tender offeror at a price not less than that paid pursuant to the tender offer.

     Business Combination Statute. Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Maryland Stockholder") or an affiliate thereof are prohibited for five years following the date on which the Interested Maryland Stockholder becomes an Interested Maryland Stockholder. Thereafter, the MGCL provides that any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Maryland Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Maryland Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Maryland Stockholder becomes an Interested Maryland Stockholder.

     Pursuant to the authority granted under the MGCL, the Board of Directors will adopt a resolution providing that the "business combination" provisions of the MGCL shall not apply to the Maryland Corporation. This resolution will only be revoked if the Maryland Board of Directors determines that such revocation is in the best interests of the Maryland Corporation and its stockholders.

     California law does not include a business combination statute. However, the CGCL requires delivery of a fairness opinion in connection with some business combination transactions between a corporation and an interested party (an "Interested Party"). The CGCL defines "Interested Party" to include (i) a person who directly or indirectly controls the corporation that is the subject of the proposed combination, (ii) is directly or indirectly controlled by an officer or director of the subject corporation or (iii) is an entity in which a material financial interest is held by any director or executive officer of the subject corporation.

     Control Share Acquisition Statute. The MGCL contains an additional provision which eliminates the voting rights of "control shares" in certain circumstances. The MGCL provides that a person (the "acquiror") who proposes to acquire or acquires "control shares" of a Maryland corporation must obtain the approval of the holders of two-thirds of the shares entitled to vote on the matter (excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation) in order to vote the control shares that the acquiror acquires. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock previously acquired by such person, would entitle the acquiror to exercise voting power (except solely by virtue of a revocable proxy) in electing directors within one of the following ranges of voting power:

(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares that the acquiror is then entitled to vote as a result of having previously obtained stockholder approval.

     The MGCL permits a Maryland corporation to elect not to be governed by the control share acquisition statute by including a provision in its bylaws opting out of the application of the control share acquisition provision of the MGCL. The Maryland Corporation has included such a provision in the Maryland Bylaws. The Maryland Board of Directors may, at any time, without stockholder approval, vote to amend the Maryland Bylaws to eliminate this provision, which would result in the Maryland Corporation being governed by the control share acquisition statute. The Maryland Bylaws will only be amended by the Maryland Board of Directors in the future to eliminate this provision if the Maryland Board of Directors determines that it is in the best interests of the stockholders to do so.

     Unlike Maryland, California does not have a control share acquisition statute.

     Interested Director Transactions. Under both California and Maryland law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable solely because of such interest if certain conditions are met. Under California and Maryland law, (i) either the shareholders or the board of directors must approve any contract or transaction after full disclosure of the material facts (and in the case of board approval in California, the contract or transaction must also be "just and reasonable") or (ii) the contract or transaction must have been just and reasonable or fair and reasonable, as applicable, at the time it was authorized or approved. California law has a more stringent requirement than Maryland law in circumstances where board approval is sought with respect to an interested director transaction because the contract or transaction must be just and reasonable and must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum). Under the MGCL, if board approval is sought, there is no requirement that the contract or transaction be fair and reasonable and the approval for the contract or transaction may be obtained by a majority vote of the disinterested directors (even though less than a majority of a quorum). The Maryland Board of Directors, therefore, may be able to approve certain transactions under Maryland law that the Company's Board of Directors would not be able to approve under California law because more than a majority of a quorum of directors are interested directors. See "Risk Factors -- Conflicts of Interest".

     The CGCL also provides that any loan or guarantee to or for the benefit of a director or officer of the corporation or its parent requires the approval of the shareholders unless such loan or guaranty is pursuant to a plan that has been approved by the holders of a majority of the outstanding shares. However, under the CGCL, the bylaws of a corporation with more than 100 shareholders may authorize the board of directors alone to approve loans or guaranties to directors and officers. The California Bylaws do not currently contain such a provision allowing the directors to approve such loans or guaranties.

     In contrast, under the MGCL, a corporation may make loans to or guarantee the obligations of its officers and employees if, in the judgment of the board of directors, such loan or guaranty may reasonably be expected to benefit the corporation.

                           DESCRIPTION OF DEBENTURES

     The Debentures will be issued in one or more series under an Indenture which may be supplemented by supplemental indentures (the "Indenture") between the Company and Fleet Bank of Massachusetts, N.A., as Trustee (the "Trustee") or another trustee named in an applicable Prospectus Supplement. The terms of the Debentures include those stated in the Indenture and those made part of the Indenture (before any supplements) by reference to the Trust Indenture Act of 1939, as amended (the "Act"). A copy of the form of the Indenture is filed as an exhibit to the Registration Statement and is incorporated herein by reference. The following is a summary of certain provisions of the Indenture, does not purport to be complete, and is qualified in its entirety by reference to the detailed provisions of the Indenture (including the form of

Debenture attached thereto). Parenthetical references to sections are references to the corresponding section of the Indenture unless otherwise indicated.

     The terms of the Debentures offered in any Prospectus Supplement may differ from the terms set forth below, in which case the terms set forth below shall be deemed to have been superseded to the extent of any different terms set forth in such Prospectus Supplement.

GENERAL

     The Indenture does not limit the aggregate principal amount of Debentures that may be issued thereunder and provides that Debentures may be issued from time to time in one or more series. The Debentures will be unsecured general obligations of the Company convertible into shares of Common Stock of the Company. Debentures of any series will bear interest from the date set forth in the applicable Prospectus Supplement at the rate shown on the cover page of the applicable Prospectus Supplement. Principal (and premium, if any) and interest will be payable, the Debentures will be convertible and exchangeable, and transfers will be registrable, at the office or agency of the Company maintained for such purposes, initially at the offices of the Trustee. The Company may pay principal (and a premium, if any) and interest by check and may mail an interest check to the address of the person entitled thereto as it appears in the Debenture Register (Paragraph 2 of the Debenture).

     The Debentures will be issued only in fully registered form in denominations of $1,000 principal amount or any integral multiple thereof (Section 2.03). The Debentures are exchangeable and transfers thereof will be registrable without charge therefor, except that the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 2.06).

     Conversion Rights. Any portion of the principal amount of any Debentures of any series which is $1,000 or an integral multiple thereof will be convertible into shares of Common Stock of the Company at any time prior to redemption or maturity, following the date set forth in the applicable Prospectus Supplement. The conversion price or rate will be set forth on the cover of the applicable Prospectus Supplement (subject to adjustments as described below), except that the right to convert Debentures of a series called for redemption will terminate at the close of business on the specific redemption date and will be lost if not exercised prior to that time (Section 10.01).

     To protect the Company's status as a REIT, a registered holder of Debentures (a "Holder") may not convert any Debenture, if as a result of such conversion any Person would then be deemed to beneficially own 9.8% or more in value of the Company's shares (Paragraph 7 of the Debenture).

     The conversion price will be subject to adjustment under certain conditions, including (i) the payment of dividends (and other distributions) in shares of Common Stock on any class of shares of capital stock of the Company;
(ii) subdivisions, combinations and reclassifications of shares of Common Stock;
(iii) the issuance to all or substantially all holders of shares of Common Stock of rights or warrants entitling them to subscribe for or purchase shares of Common Stock at a price per share (or having a conversion price per share) at less than the current market price, as defined (but shares of Common Stock issued under the Company's dividend reinvestment plan or stock option plan will not be deemed to be issued pursuant to rights or warrants for this purpose); and
(iv) distributions to all or substantially all holders of shares of Common Stock, or evidences of indebtedness or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions not prohibited under the terms of the Indenture including purchase rights under the dividend reinvestment plan) of the Company; subject to the limitation that all adjustments by reason of any of the foregoing need not be made until they result in a cumulative change in the conversion price of at least 1%. In the event the Company shall effect any capital reorganization or reclassification of its shares of Common Stock or shall consolidate or merge with or into any trust or corporation (other than a consolidation or merger in which the Company is the surviving entity) or shall sell or transfer all or substantially all its assets, the Holders of any series of the Debentures shall, if entitled to convert such Debentures at any time after such transaction, receive upon conversion thereof, in lieu of each share of Common Stock into which the Debentures would have been convertible prior to such transaction, the same kind and amount of stock and other securities, cash or property as shall have been issuable or distributable in connection with such transaction with respect to each share of Common Stock (Sections 10.04 and 10.10).

     A conversion price adjustment made according to the provisions of the Debentures of any series (or the absence of provision for such an adjustment) might result in a constructive distribution to the Holders of Debentures of such series or shares of Common Stock that would be subject to taxation as a dividend. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of shares of Common Stock resulting from any dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason. The Board will have the power to resolve any ambiguity or correct any error in the provision relating to the adjustment of the conversion price of the Debentures of such series. Its actions shall be final and conclusive (Section 10.04).

     Fractional shares will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon market price (Section 10.08).

     The Holders of Debentures at the close of business on an interest payment record date shall be entitled to receive the interest payable on such Debentures on the corresponding interest payment date notwithstanding the conversion thereof. However, Debentures surrendered for conversion during the period from the close of business on any record date to the opening of business on the corresponding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date. If a Debenture is converted on an interest payment date, the interest payable on such date will be paid to the person who was the record Holder at the close of business on the corresponding interest payment record date, and the converting Holder need not include payment of such interest upon surrender of the Debentures for conversion. Except as aforesaid, no payment or adjustment is to be made on conversion for interest accrued on the Debentures or for dividends on shares of Common Stock (Section 10.03).

     Subordination of Debentures. The indebtedness evidenced by the Debentures of any series will be subordinated and junior in right of payment to the extent set forth in the Indenture to the prior payment in full of amounts then due on all Senior Indebtedness (as defined). No payment shall be made by the Company on account of principal of (or premium, if any) or interest on the Debentures of any series or on account of the purchase or other acquisition of Debentures of any series, if there shall have occurred and be continuing a default with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof or with respect to the payment of any Senior Indebtedness, and such default shall be the subject of a judicial proceeding or the Company shall have received notice of such default from any holder of Senior Indebtedness, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist. By reason of these provisions, in the event of default on any Senior Indebtedness, whether now outstanding or hereafter issued, payments of principal of (and premium if any) and interest on the Debentures of any series may not be permitted to be made until such Senior Indebtedness is paid in full, or the event of default on such Senior Indebtedness is cured or waived (Section 11.02).

     Upon any acceleration of the principal of the Debentures or any distribution of assets of the Company upon any receivership, dissolution, winding-up, liquidation, reorganization, or similar proceedings of the Company, whether voluntary or involuntary, or in bankruptcy or insolvency, all amounts due or to become due upon all Senior Indebtedness must be paid in full before the Holders of the Debentures of any series or the Trustee are entitled to receive or retain any assets so distributed in respect of the Debentures (Section 11.02). By reason of this provision, in the event of insolvency, Holders of the Debentures of any series may recover less, ratably, than holders of Senior Indebtedness.

     "Senior Indebtedness" is defined to mean the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of Indebtedness (as defined) of the Company, whether any such Indebtedness exists as of the date of the Indenture or is created, incurred, assumed or guaranteed after such date. The aggregate amount of Senior

Indebtedness of the Company (excluding its subsidiaries) outstanding at December 31, 1996 was approximately $178,000,000. There is no limit under the Indenture on the amount of Senior Indebtedness that the Company may incur (Section 11.01).

     "Indebtedness" with respect to any Person is defined to mean:

          (i) all indebtedness for money borrowed whether or not evidenced by a promissory note, draft, or similar instrument;

          (ii) that portion of obligations with respect to leases that is properly classified as a liability on a balance sheet in accordance with generally accepted accounting principles;

          (iii) notes payable and drafts accepted representing extensions of credit;

          (iv) any balance owed for all or any part of the deferred purchase price of property or services which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof (except any such balance that constitutes (a) a trade payable or an accrued liability arising in the ordinary course of business or (b) a trade draft or note payable issued in the ordinary course of business in connection with the purchase of goods or services), if and to the extent such debt would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles; and

          (v) any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (i) through (iv).

     Optional Redemption. The Debentures of any series will be subject to redemption, in whole or in part, on any date subsequent to the date set forth in the Prospectus Supplement at the option of the Company on not less than 30 nor more than 60 days' prior notice by mail at a redemption price equal to 100% (or such greater price as is set forth in the Prospectus Supplement relating to such series of Debentures) of the principal amount, plus interest accrued to the date of redemption (Section 3.01). The Company may exercise its redemption powers over a Holder's Debentures at any time to the extent deemed sufficient by the Company to prevent the Holder of such securities or any other person having an interest therein if such securities were converted into Common Stock from being deemed to own Excess Shares or, following the Reincorporation, Excess Stock. (See "Description of Common Stock -- Redemption and Restriction on Transfer of Shares").

     Modification of the Indenture. With certain exceptions, the rights and obligations of the Company and the rights of Holders of any series of Debentures may only be modified by the Company and the Trustee with the consent of the Holders of at least a majority in outstanding principal amount of each series of affected Debentures. Without the consent of each affected Debenture Holder, no amendment or waiver of supplement may (i) reduce the principal of, or premium, if any, or rate of interest on, any Debenture; (ii) change the stated maturity date of the principal of, or any installment of interest on, any Debenture;
(iii) waive a default in the payment of the principal amount of, or the interest on, or any premium payable on redemption of, any Debenture; (iv) change the currency for payment of the principal of, or premium or interest on, any Debenture; (v) impair the right to institute suit for the enforcement of any such payment when due; (vi) adversely affect the right to convert any Debenture;
(vii) reduce the amount of outstanding Debentures necessary to consent to an amendment or waiver provided for in the Indenture; or (viii) modify any provisions of the Indenture relating to the modification, supplement and amendment of the Indenture or waivers of past defaults, except as otherwise specified (Section 9.02).

     Events of Default, Notice and Waiver. The following are Events of Default under the Indenture with respect to the Debentures of any series: (i) default in the payment of interest on any Debentures of such series when due and payable, which continues for 30 days; (ii) default in the payment of principal of (or premium, if any) on any Debentures of such series when due, whether at maturity, upon redemption or otherwise; (iii) failure to perform any other covenant of the Company contained in the Indenture or any Debenture of such series which continues for 60 days after written notice is given as provided in the Indenture (other than a covenant included in the Indenture solely for the benefit of one or more series of Debentures other than such series); (iv) default under any bond, debenture or other Indebtedness of the Company or any subsidiary if

(a) either (x) such event of default results from the failure to pay any such Indebtedness when due or (y) as a result of such event of default, the maturity of such Indebtedness has been accelerated prior to its expressed maturity and such acceleration shall not be rescinded or annulled or the accelerated amount paid within ten days after notice to the Company of such acceleration, and (b) the principal amount of such Indebtedness, together with the principal amount of any other Indebtedness in default for failure to pay principal or interest thereon, or the maturity of which has been so accelerated, aggregates $10,000,000 or more; and (v) certain events of bankruptcy, insolvency or reorganization relating to the Company (Section 6.01). If an Event of Default shall occur and be continuing, the Trustee or the Holders of a majority in aggregate principal amount of any Debentures may declare the Debentures due and payable (Section 6.02).

     The Indenture provides that the Trustee shall, within 90 days after the occurrence of any Default or Event of Default with respect to the Debentures of any series, give to the Holders of Debentures of such series notice of all uncured Defaults or Events of Default known to it. The Trustee shall be protected if in good faith it determines that the withholding of such notice is in the interest of the Holders of Debentures of any series, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any of the Debentures of such series in which event notice must be given (Section 7.05).

     The Indenture provides that the Holders of a majority in aggregate principal amount of the outstanding Debentures of any series may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debentures of such series (Section 6.05). The right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions including notice and indemnity to the Trustee, but the Holder has an absolute right to receipt of principal of (and premium, if any) and interest on such Holder's Debenture on or after the respective due dates expressed in the Debentures and to institute suit for the enforcement of any such payments (Section 6.06).

     The Holders of a majority in principal amount of the outstanding Debentures of any series may on behalf of the Holders of all Debentures of such series waive certain past defaults, except a default in payment of the principal of (or premium, if any) or interest on any Debentures of such series or in respect of certain provisions of the Indenture which cannot be modified or amended without the consent of the Holder of each Debenture affected thereby (Section 9.02).

     The Company will be required to furnish the Trustee annually a statement of certain officers of the Company stating whether or not they know of any Default or Events of Default (as defined in the Indenture) and, if they have such knowledge, a description of the efforts to remedy the same (Section 4.05).

     Consolidation, Merger, Sale or Conveyance. The Company may merge or consolidate with, or sell or convey all or substantially all of its assets to, any other corporation or entity, provided that (i) either the Company shall be the continuing entity, or the successor entity (if other than the Company) shall be a corporation organized and existing under the laws of the United States or a state thereof or the District of Columbia (although it may, in turn, be owned by a foreign entity) and such corporation shall expressly assume by supplemental indenture all of the obligations of the Company under the Debentures and the Indenture; (ii) immediately after giving effect to such transactions no Default or Event of Default shall have occurred and be continuing, and (iii) the Company shall have delivered to the Trustee an Officers' Certificate and opinion of counsel, stating that the transaction and supplemental indenture comply with the Indenture (Section 5.01).

     Reorganization and Other Transactions. The Indenture does not afford the Holders of the Debentures any protection from a decline in credit quality nor does it give any protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction (a "Leveraged Transaction") involving the Company that may adversely affect Holders of the Debentures. The Indenture does not contain any provision requiring the Company to repurchase any of the Debentures in the event of a Leveraged Transaction, even though the Company's creditworthiness and the market value of the Debentures may decline significantly as a result of any such transaction.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The Company has elected to qualify as a REIT under the Code. In the opinion of Goodwin, Procter & Hoar LLP, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and its manner of operation has met and will continue to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based on various assumptions and is conditioned upon representations made by the Company as to factual matters and the continuation of such factual matters. Investors should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service or any court. Moreover, such qualification and taxation as a REIT in any tax year depends upon the Company's ability to meet in its actual results for that tax year the various source of income, ownership of assets, distribution and diversity of ownership requirements of the Code for qualification as a REIT, which results will not be reviewed by Goodwin, Procter & Hoar LLP. Accordingly, no assurance can be given that the actual results of the Company for any particular tax year will in fact satisfy the requirements for qualification. Likewise, although the Company believes that it has operated in a manner which satisfies the REIT qualification requirements under the Code since its organization in 1987, no assurance can be given that the Company's qualification as a REIT will not be challenged by the Internal Revenue Service for taxable years still subject to audit.

     The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and very general summary of certain provisions which currently govern the federal income tax treatment of the Company and its shareholders. For the particular provisions which govern the federal income tax treatment of the Company and its shareholders, reference is made to Sections 856 through 860 of the Code and the income tax regulations promulgated thereunder. The following summary is qualified in its entirety by such reference. This discussion does not address any state tax considerations or issues that arise as a result of an investor's special circumstances or special status under the Code.

     Under the Code, if certain requirements are met in a taxable year, including the requirement that the REIT distribute to the shareholders at least 95% of its real estate investment trust taxable income for the taxable year, a REIT will generally not be subject to federal income tax with respect to income which it distributes to its shareholders. However, the Company may be subject to federal income tax under certain circumstances, including taxes at regular corporate rates on any undistributed REIT taxable income, the "alternative minimum tax" on its items of tax preferences, and taxes imposed on income and gain generated by certain extraordinary transactions. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon the Company and its ability to make distributions to its shareholders. For additional discussion of certain issues relating to the Company's qualifications as a REIT, see "Risk Factors -- Consequences of Failure to Qualify as a REIT."

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of Common Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or
(iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source and (iv) does not have special status under the Code, such as tax-exempt organization; provided, however, for taxable years beginning after December 31, 1996 (or certain earlier periods if the trust so elects) trusts are to be included as "U.S. shareholders" only if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his Common Stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of shareholder's Common Stock, the distributions will be included in income as long-term capital gain (or short-term capital gain if the Common Stock has been held for one year or less) assuming the Common Stock is a capital asset in the hands of the shareholder. In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

     Investors are urged to consult their own tax advisors with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction. Foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Company including the possibility of United States income tax withholding on Company distributions.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities in any of three ways: (i) through underwriting syndicates represented by one or more managing underwriters, or by one or more underwriters without a syndicate; (ii) through agents designated from time to time; or (iii) directly to institutional investors. The names of any underwriters or agents of the Company involved in the sale of the Securities for which this Prospectus is being delivered, and any applicable commission or discounts, will be set forth in the Prospectus Supplement. The net proceeds to the Company from such sale shall be set forth in the Prospectus Supplement.

     Under agreements entered into with the Company, agents and underwriters may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Securities that are the subject of this Prospectus will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. In the case of an underwritten public offering, certain legal matters will be passed upon for the Underwriters by legal counsel named in the applicable Prospectus Supplement. Each such legal counsel may rely, as to matters of California law, upon the opinion of California counsel named in the applicable Prospectus Supplement.

                                    EXPERTS

     The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 [COMPANY LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) anticipated to be payable by the Company in connection with the issuance and distribution of the Securities.

        Securities and Exchange Commission registration fee..............  $   62,500
        Printing and mailing expenses....................................     175,000
        Accountant's fees and expenses...................................     125,000
        Blue Sky fees and expenses.......................................       5,000
        Legal fees.......................................................     800,000
        Transfer Agent's fees............................................       7,000
        Miscellaneous expenses...........................................      40,500
                                                                           ----------
                  Total..................................................  $1,215,000
                                                                           ==========

ITEM 16.  EXHIBITS

  **1.0  Form of Underwriting Agreement. (Common Stock)
   *1.1  Form of Underwriting Agreement (Debentures)
   *1.2  Form of Placement Agency Agreement.
   *1.3  Form of Escrow Agreement
   *4.1  Form of Trust Indenture.
    4.2  Articles of Incorporation of the Company, incorporated by reference to Registration
         Statement No. 33-14571. Reference is also made to pages A-4 through A-6 of
         Registration Statement No. 33-20489 for amendments adopted at the Company's Annual
         Meeting of Shareholders on June 3, 1988, and to pages 9 and 10 of the Proxy
         Statement dated March 31, 1989, for amendments adopted at the Company's Annual
         Meeting of Shareholders on May 2, 1989.
    4.3  Bylaws of the Company as amended and restated May 3, 1994, incorporated by reference to pages A-1 through A-20 of the Company's Proxy Statement for its 1994 Annual
         Meeting, filed March 30, 1994.
    4.4  Share certificate for Common Stock of the Company, incorporated by reference to
         Exhibit 4.0 to Registration Statement No. 33-20489.

   *5.0  Opinion of Goodwin, Procter & Hoar LLP as to legality of Securities (including consent).
  **8.0  Tax Opinion of Goodwin, Procter & Hoar LLP
   10.1  Burnham Pacific Properties, Inc. Stock Option Plan as Amended and Restated as of May
         17, 1996, incorporated by reference to Exhibit 10.1 to Registration Statement No.
         333-10559 on Form S-8.
  *10.2  Revolving Loan Agreement dated November 18, 1996 between the Company, as Borrower, and Nomura Asset Capital Corporation, as Lender.
 **12.1  Computation of Ratio of Earnings to Fixed Charges.
   23.0  Consent of Goodwin, Procter & Hoar LLP (Included in Exhibits 5.1 and 8.1).
 **23.1  Consent of Deloitte & Touche LLP.
  *24.0  Power of Attorney (included as a part of the signature page of post-effective
         Amendment No. 1).
  *99.0  Form T-1.

---------------
 * Previously filed
** Filed herewith

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to Directors, officers and controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a Director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registration pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant also hereby undertakes:

          (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to Registration Statement No. 33-68712 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on March 24, 1997.

                                          BURNHAM PACIFIC PROPERTIES, INC.

                                          By:       /s/ J. DAVID MARTIN
                                            ------------------------------------
                                            Name:  J. David Martin
                                            Title:   President

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                SIGNATURE                               CAPACITY                    DATE
------------------------------------------  ---------------------------------  ---------------

           /s/ J. DAVID MARTIN              President, Chief Executive         March 24, 1997
------------------------------------------  Officer (Principal Executive
             J. David Martin                Officer) and Director
           /s/ DANIEL B. PLATT              Chief Financial Officer            March 24, 1997
------------------------------------------
             Daniel B. Platt

            JEFFREY R. FISHER*              Director of Finance and Treasurer  March 24, 1997
------------------------------------------  (Principal Accounting Officer)
            Jeffrey R. Fisher

              MALIN BURNHAM*                Chairman of the Board of           March 24, 1997
------------------------------------------  Directors
              Malin Burnham

         PHILIP L. GILDRED, JR.*            Director                           March 24, 1997
------------------------------------------
          Philip L. Gildred, Jr.

           JAMES D. KLINGBEIL*              Director                           March 24, 1997
------------------------------------------
            James D. Klingbeil

              DONNE P. MOEN*                Director                           March 24, 1997
------------------------------------------
              Donne P. Moen

             THOMAS A. PAGE*                Director                           March 24, 1997
------------------------------------------
              Thomas A. Page

            PHILIP S. SCHLEIN*              Director                           March 24, 1997
------------------------------------------
            Philip S. Schlein

            RICHARD R. TARTRE*              Director                           March 24, 1997
------------------------------------------
            Richard R. Tartre

         *By:/s/ J. DAVID MARTIN
------------------------------------------
             J. David Martin
             Attorney-in-Fact

                                 EXHIBIT INDEX

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
  NO.                                    DESCRIPTION                                      PAGE
-------   --------------------------------------------------------------------------  ------------
  **1.0   Form of Underwriting Agreement. (Common Stock)
   *1.1   Form of Underwriting Agreement (Debentures)
   *1.2   Form of Placement Agency Agreement.
   *1.3   Form of Escrow Agreement
   *4.1   Form of Trust Indenture.
   *4.2   Articles of Incorporation of the Company, incorporated by reference to
          Registration Statement No. 33-14571. Reference is also made to pages A-4 through A-6 of Registration Statement No. 33-20489 for amendments adopted at the Company's Annual Meeting of Shareholders on June 3, 1988, and to
          pages 9 and 10 of the Proxy Statement dated March 31, 1989, for amendments adopted at the Company's Annual Meeting of Shareholders on May 2, 1989.
   *4.3   Bylaws of the Company as amended and restated May 3, 1994, incorporated by reference to pages A-1 through A-20 of the Company's Proxy Statement for its 1994 Annual Meeting, filed March 30, 1994.
   *4.4   Share certificate for Common Stock of the Company, incorporated by reference to Exhibit 4.0 to Registration Statement No. 33-20489.
   *5.0   Opinion of Goodwin, Procter & Hoar LLP as to legality of Securities
          (including consent).
  **8.0   Tax Opinion of Goodwin, Procter & Hoar LLP
   10.1   Burnham Pacific Properties, Inc. Stock Option Plan as Amended and Restated
          as of May 17, 1996, incorporated by reference to Exhibit 10.1 to
          Registration Statement No. 333-10559 on Form S-8.
  *10.2   Revolving Loan Agreement dated November 18, 1996 between the Corporation, as Borrower, and Nomura Asset Capital Corporation, as Lender.
 **12.1   Computation of Ratio of Earnings to Fixed Charges.
   23.0   Consent of Goodwin, Procter & Hoar LLP (Included in Exhibits 5.1 and 8.1).
 **23.1   Consent of Deloitte & Touche LLP.
  *24.0   Power of Attorney (included as a part of the signature page of post-effective Amendment No. 1).
  *99.0   Form T-1.

---------------
 * Previously filed.
** Filed herewith.